Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 13, 2026, with respect to the financial statements of Hansen & Adkins, Inc. and subsidiaries as of and for the years ended December 31, 2025, and 2024 and the notes thereto, which report appears in this Form 8-K/A of Proficient Auto Logistics, Inc. We consent to the incorporation by reference of said report in the registration statement of Proficient Auto Logistics, Inc. on Form S-8 (File No. 333-279346).

/s/ Windes, Inc.

Windes, Inc.

Long Beach, California

October 23, 2026